Exhibit 99.1

Arconic Reports First Quarter 2022 Results and Raises Outlook

First Quarter 2022 Highlights

  Sales of $2.2 billion, up 31% year over year, up 2% from prior quarter
  Net income of $42 million, or $0.39 per share, compared with $52 million, or $0.46 per share, in 1Q 2021
  Adjusted EBITDA of $205 million, up 15% year over year, and up 17% from prior quarter, best for Arconic Corporation since separation
  Raising 2022 revenue and Adjusted EBITDA guidance

PITTSBURGH--(BUSINESS WIRE)--May 3, 2022--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported first quarter 2022 results. Revenue was $2.2 billion, up 2% from the prior quarter, primarily due to higher aluminum prices, ongoing recovery in aerospace, and the ramp up of packaging sales in the United States, partially offset by weak ground transportation sales. The Company reported net income of $42 million, or $0.39 per share, compared with $52 million, or $0.46 per share, in first quarter 2021.

First quarter 2022 Adjusted EBITDA was $205 million, an increase of 15% year over year and up 17% sequentially, driven by strength in industrial, building and construction, and packaging ramp up in Tennessee, partially offset by weakness in automotive due to customer semiconductor supply issues. Cash used for operations was $103 million and capital expenditures were $95 million. At quarter-end, the cash balance was $210 million with total available liquidity of approximately $1.3 billion, and debt was approximately $1.7 billion.

Tim Myers, Chief Executive Officer, said, “Adjusted EBITDA stepped up significantly in the first quarter of the year, the best for Arconic as a standalone company. Our North American packaging production ramped up, the aerospace market continued to improve, and we captured price and mix benefits in our building and construction and industrial markets. We have countered inflation with price and cost initiatives and should progress on that front as the year goes on. We continue to expect automotive production to improve through the year recovering from first quarter OEM shutdowns related to ongoing semiconductor supply issues.”

With regard to the Company’s business in Russia, Mr. Myers stated, “We are horrified and dismayed by the conflict in Ukraine, and we continue to support efforts for a peaceful resolution. On March 10th, we announced a pause in new contracts in Russia, and we are actively pursuing additional deliberate and responsible options for our business there. The safety and well-being of our employees remains our highest priority as well as meeting our legal obligations.”

First Quarter Segment Performance

Revenue by Segment (in millions)

	Quarter ended
	March 31, 2022	March 31, 2021
Rolled Products	$1,804	$ 1,364
Building and Construction Systems	291	236
Extrusions	97	75

Adjusted EBITDA (in millions)

	Quarter ended
	March 31, 2022	March 31, 2021
Rolled Products	$176	$ 165
Building and Construction Systems	44	28
Extrusions	(5)	(4)
Subtotal	215	189
Corporate	(10)	(10)
Adjusted EBITDA	$ 205	$ 179

Outlook

The Company is updating its full-year 2022 outlook to reflect the impact of increased aluminum prices on revenue and working capital as well as improved profitability due to stronger price action realizations and building and construction market conditions. Arconic revenue expectations are now in the range of $10.1 billion to $10.5 billion for full-year 2022 compared with the prior expected range of $9.9 billion to $10.3 billion. This assumes an average annual LME aluminum price of $3,350/mt and Midwest Premium of $850/mt for the full year, increased from prior assumptions for LME of $3,000/mt and Midwest Premium of $700/mt. Adjusted EBITDA is now expected to be in the range of $820 million to $870 million compared with the prior range of $800 million to $850 million. Adjusted free cash flow outlook for full-year 2022 is now approximately $125 million compared with the prior outlook of approximately $250 million due to higher working capital use associated with the increase in aluminum prices.

Asset-Based Lending Facility Upsize and Share Repurchase Program

In the 2022 first quarter, the Company’s ABL Credit Agreement was amended to increase the revolving commitments under the ABL Credit Facility to $1.2 billion from $800 million. Also in the quarter, the Company repurchased approximately 0.5 million shares for a total of approximately $16 million. Since the start of the program in May 2021 through March 31, 2022, the Company repurchased approximately 5.4 million shares for a total of approximately $177 million of the $300 million two-year authorization.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on May 3, 2022, to present first quarter 2022 financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets.

For more information: www.arconic.com.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of, or trends or developments in, the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; share repurchases; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; and potential legal liability. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers including labor shortages and increased quarantine rates; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials and inflationary pressures on our costs of production; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the U.S. packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) the inability to identify or successfully respond to changing trends in our end markets; (n) the impact of potential cyber attacks and information technology or data security breaches; (o) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (p) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; (q) restrictions imposed by authorities on the operation of our Samara, Russia facility; (r) the impact of the conflict between Russia and Ukraine on economic conditions in general and on our business and operations; and (s) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and in this release, and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA, and free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, unrealized gains or losses on mark-to-market hedging, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Sales	$2,191	$2,138	$1,675

Cost of goods sold (exclusive of expenses below)	1,956	1,899	1,431
Selling, general administrative, and other expenses	65	64	59
Research and development expenses	9	9	8
Provision for depreciation and amortization	60	67	63
Impairment of goodwill(1)	–	65	–
Restructuring and other charges(2)	5	12	1
Operating income	96	22	113

Interest expense	25	26	23
Other expenses, net	17	15	22

Income (Loss) before income taxes	54	(19)	68
Provision for income taxes	12	19	16

Net income (loss)	42	(38)	52

Less: Net income attributable to noncontrolling interest	–	–	–

NET INCOME (LOSS) ATTRIBUTABLE TO ARCONIC CORPORATION	$42	$(38)	$52

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net income (loss)	$0.40	$(0.36)	$0.48
Weighted-average number of shares	105,407,022	106,262,953	109,835,195

Diluted:
Net income (loss)	$0.39	$(0.36)	$0.46
Weighted-average number of shares(3)	108,504,118	106,262,953	113,249,380

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	105,784,425	105,326,885	110,024,144

(1)

In the quarter ended December 31, 2021, Arconic completed its annual review of goodwill for impairment for each of its three reporting units: Rolled Products, Building and Construction Systems, and Extrusions. The results of this review indicated that the carrying value of the Extrusions reporting unit’s goodwill was fully impaired. Accordingly, in the quarter ended December 31, 2021, the Company recognized an impairment charge of $65. This impairment was primarily driven by a combination of market-based factors, including delays in aerospace market improvement and significant cost inflation, resulting in increasingly limited margin expansion. The Company had not previously identified any triggering events during 2021 prior to the annual review. See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed on February 22, 2022) for additional information.

(2)

In the quarter ended December 31, 2021, Restructuring and other charges includes $11 related to the settlement of a portion of the Company’s U.S. defined benefit pension plan obligations as a result of elections by certain plan participants to receive lump-sum benefit payments.

(3)

For periods in which the Company generates net income, the diluted weighted-average number of shares include common share equivalents associated with outstanding employee stock awards. For periods in which the Company generates a net loss, the diluted weighted-average number of shares does not include any common share equivalents as their effect is anti-dilutive.

Arconic Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (dollars in millions)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$210	$335
Receivables from customers, less allowances of $1 in both 2022 and 2021	1,038	922
Other receivables	216	226
Inventories	1,833	1,630
Prepaid expenses and other current assets	72	55
Total current assets	3,369	3,168

Properties, plants, and equipment	7,552	7,529
Less: accumulated depreciation and amortization	4,918	4,878
Properties, plants, and equipment, net	2,634	2,651
Goodwill	319	322
Operating lease right-of-use-assets	122	122
Deferred income taxes	236	229
Other noncurrent assets	88	88
Total assets	$6,768	$6,580

LIABILITIES
Current liabilities:
Short term debt(1)	$100	$–
Accounts payable, trade	1,781	1,718
Accrued compensation and retirement costs	115	116
Taxes, including income taxes	62	61
Environmental remediation	16	15
Operating lease liabilities	34	35
Fair value of hedging instruments and derivatives	117	23
Other current liabilities	99	95
Total current liabilities	2,324	2,063
Long-term debt	1,595	1,594
Accrued pension benefits	663	717
Accrued other postretirement benefits	400	411
Environmental remediation	45	49
Operating lease liabilities	90	90
Deferred income taxes	11	12
Other noncurrent liabilities	79	85
Total liabilities	5,207	5,021

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,363	3,368
Accumulated deficit	(510)	(552)
Treasury stock	(177)	(161)
Accumulated other comprehensive loss	(1,130)	(1,111)
Total Arconic Corporation stockholders’ equity	1,547	1,545
Noncontrolling interest	14	14
Total equity	1,561	1,559
Total liabilities and equity	$6,768	$6,580

(1)

Arconic maintains a five-year credit agreement, dated May 13, 2020, with a syndicate of lenders named therein and Deutsche Bank AG New York Branch as administrative agent (the “ABL Credit Agreement”). The ABL Credit Agreement provides for a senior secured asset-based revolving credit facility (the “ABL Credit Facility”) to be used, generally, for working capital or other general corporate purposes. On February 16, 2022, the Company’s ABL Credit Agreement was amended to increase the revolving commitments under the ABL Credit Facility to $1,200 from $800. In March 2022, the Company borrowed $100 under this facility.

Arconic Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (dollars in millions)
	Quarter ended
	March 31,	December 31,	March 31,
	2022	2021	2021
OPERATING ACTIVITIES
Net income (loss)	$42	$(38)	$52
Adjustments to reconcile net income (loss) to cash (used for) provided from operations:
Depreciation and amortization	60	67	63
Impairment of goodwill(1)	–	65	–
Deferred income taxes	(4)	11	4
Restructuring and other charges(2)	5	12	1
Net periodic pension benefit cost	16	13	22
Stock-based compensation	5	7	2
Amortization of debt issuance costs	1	1	2
Other	11	(1)	12
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables(3)	(110)	(74)	(186)
(Increase) in inventories	(206)	(108)	(161)
(Increase) Decrease in prepaid expenses and other current assets	(10)	6	3
Increase in accounts payable, trade	116	193	117
(Decrease) in accrued expenses	(28)	(74)	(33)
Increase in taxes, including income taxes	1	6	9
Pension contributions(4)	(4)	(2)	(201)
Decrease (Increase) in noncurrent assets	1	(3)	–
Increase in noncurrent liabilities	1	15	–
CASH (USED FOR) PROVIDED FROM OPERATIONS	(103)	96	(294)

FINANCING ACTIVITIES
Net change in short term borrowings (original maturities of three months or less)(5)	100	1	(9)
Additions to debt (original maturities greater than three months)(6)	–	–	319
Debt issuance costs	(1)	–	(4)
Repurchases of common stock(7)	(16)	(55)	–
Other	(11)	(1)	(9)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	72	(55)	297

INVESTING ACTIVITIES
Capital expenditures	(95)	(61)	(28)
Other	1	5	1
CASH USED FOR INVESTING ACTIVITIES	(94)	(56)	(27)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	–	1	–
Net change in cash and cash equivalents and restricted cash	(125)	(14)	(24)
Cash and cash equivalents and restricted cash at beginning of period(8)	335	349	787
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(8)	$210	$335	$763

(1)	For the quarter ended December 31, 2021, see footnote 1 to the Statement of Consolidated Operations included in this release.

(2)	For the quarter ended December 31, 2021 see footnote 2 to the Statement of Consolidated Operations included in this release.

(3)

In January 2022, the Company entered into a one-year arrangement with a financial institution to sell certain customer receivables outright without recourse on a continuous basis. All such sales are at Arconic's discretion. Under this arrangement, the Company serves in an administrative capacity, including collection of the receivables from the respective customers and remittance of these cash collections to the financial institution. Accordingly, upon the sale of customer receivables to the financial institution, Arconic removes the underlying trade receivables from the Consolidated Balance Sheet and includes the reduction as a positive amount in the (Increase) in receivables line item within Operating Activities on the Statement of Consolidated Cash Flows. In the 2022 first quarter, the Company sold $221 in customer receivables and remitted $158 in cash collections to the financial institution.

(4)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. Arconic had no minimum required funding due in the 2022 first quarter for these two plans. The Company expects to contribute a total of $22 to these two plans in the remainder of 2022.

(5)	For the quarter ended March 31, 2022, see footnote 1 to the Consolidated Balance Sheet included in this release.

(6)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

(7)

In May 2021, Arconic announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase shares of its outstanding common stock up to an aggregate transactional value of $300 over a two-year period expiring April 28, 2023. In the quarters ended March 31, 2022 and December 31, 2021, the Company repurchased 505,982 and 1,803,800 shares of its common stock, respectively, under this program.

(8)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for all periods presented includes Restricted cash of less than $0.03.

Arconic Corporation and subsidiaries Segment Adjusted EBITDA Reconciliation (unaudited) (in millions)

	Quarter ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Total Segment Adjusted EBITDA(1)	$215	$186	$189
Unallocated amounts:
Corporate expenses(2)	(9)	(7)	(9)
Stock-based compensation expense	(5)	(7)	(2)
Metal price lag(3)	(36)	11	5
Unrealized gains on mark-to-market hedging instruments and derivatives	2	–	–
Provision for depreciation and amortization	(60)	(67)	(63)
Impairment of goodwill(4)	–	(65)	–
Restructuring and other charges(5)	(5)	(12)	(1)
Other(6)	(6)	(17)	(6)
Operating income	96	22	113
Interest expense	(25)	(26)	(23)
Other expenses, net	(17)	(15)	(22)
Provision for income taxes	(12)	(19)	(16)
Net income attributable to noncontrolling interest	–	–	–
Consolidated net income (loss) attributable to Arconic Corporation	$42	$(38)	$52

(1)

Arconic’s profit or loss measure for its reportable segments is Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization). The Company calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus each of (i) Stock-based compensation expense, (ii) Metal price lag (see footnote 3), and (iii) Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below). Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Effective in the first quarter of 2022, management modified the Company’s definition of Segment Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic’s reportable segments. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic’s Segment Adjusted EBITDA performance measure. Accordingly, prior period information presented was not recast to reflect this change.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net income (loss).

(2)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	For the quarter ended December 31, 2021, see footnote 1 to the Statement of Consolidated Operations included in this release.

(5)	For the quarter ended December 31, 2021, see footnote 2 to the Statement of Consolidated Operations included in this release.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 4 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)

Adjusted EBITDA	Quarter ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net income (loss) attributable to Arconic Corporation	$42	$(38)	$52

Add:
Net income attributable to noncontrolling interest	–	–	–
Provision for income taxes	12	19	16
Other expenses, net	17	15	22
Interest expense	25	26	23
Restructuring and other charges(1)	5	12	1
Impairment of goodwill(2)	–	65	–
Provision for depreciation and amortization	60	67	63
Stock-based compensation	5	7	2
Metal price lag(3)	36	(11)	(5)
Unrealized gains on mark-to-market hedging instruments and derivatives	(2)	–	–
Other special items(4)	5	13	5

Adjusted EBITDA	$205	$175	$179

Sales	$2,191	$2,138	$1,675

Adjusted EBITDA Margin	9.4%	8.2%	10.7%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see footnote 3); Unrealized (gains) losses on mark-to-market hedging instruments and derivatives (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the first quarter of 2022, management modified the Company’s definition of Adjusted EBITDA to exclude the impact of unrealized gains and losses on mark-to-market hedging instruments and derivatives. This modification was deemed appropriate as Arconic is considering entering into additional hedging instruments in future reporting periods if favorable conditions exist to mitigate cost inflation. Certain of these instruments may not qualify for hedge accounting resulting in unrealized gains and losses being recorded directly to Sales or Cost of goods sold, as appropriate (i.e., mark-to-market). Additionally, this change was also applied to derivatives that do not qualify for hedge accounting for consistency purposes. The Company does not have a regular practice of entering into contracts that are treated as derivatives for accounting purposes. Ultimately, this change was made to maintain the transparency and visibility of the underlying operating performance of Arconic. Prior to this change, the Company had a limited number of hedging instruments and derivatives that did not qualify for hedge accounting, the unrealized impact of which was not material to Arconic’s Adjusted EBITDA. Accordingly, prior period information presented was not recast to reflect this change.

(1)	For the quarter ended December 31, 2021, see footnote 2 to the Statement of Consolidated Operations included in this release.

(2)	For the quarter ended December 31, 2021, see footnote 1 to the Statement of Consolidated Operations included in this release.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	Other special items include the following:
• for the quarter ended March 31, 2022, costs related to several legal matters ($2), costs related to the packaging restart at the Tennessee rolling mill ($2), and other items ($1);

• for the quarter ended December 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($2), costs related to both an equipment fire and packaging restart at the Tennessee rolling mill ($5), and other items ($2); and

• for the quarter ended March 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($1).

Adjusted EBITDA to Adjusted Free Cash Flow Bridge	Quarter ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Adjusted EBITDA(1)	$205	$175	$171	$187	$179

Change in working capital(2)	(200)	11	(126)	(51)	(230)
Cash payments for:
Environmental remediation	(4)	(40)	(23)	(4)	(17)
Pension contributions(3)	(4)	(2)	(3)	(252)	(201)
Other postretirement benefits	(8)	(10)	(9)	(10)	(10)
Restructuring actions	(2)	(4)	(2)	(4)	(5)
Interest	(29)	(22)	(28)	(22)	(18)
Income taxes	(4)	(10)	(4)	(6)	(6)
Capital expenditures	(95)	(61)	(51)	(44)	(28)
Other	(57)	(2)	(18)	(5)	14

Free Cash Flow(4)	$(198)	$35	$(93)	$(211)	$(322)

(1)

Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of Adjusted EBITDA included in this release for (i) Arconic’s definition of Adjusted EBITDA, (ii) management’s rationale for the presentation of this non-GAAP measure, and (iii) a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure.

(2)	Arconic’s definition of working capital is Receivables plus Inventories less Accounts payable, trade.

(3)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17. In April 2021, the Company contributed a total of $250 to its two funded U.S. defined benefit pension plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

(4)

Arconic’s definition of Free Cash Flow is Cash from operations less capital expenditures. Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand the Company’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

• 1Q 2022: Cash used for operations of $(103) less capital expenditures of $95 = free cash flow of $(198)
• 4Q 2021: Cash used for operations of $96 less capital expenditures of $61 = free cash flow of $35
• 3Q 2021: Cash used for operations of $(42) less capital expenditures of $51 = free cash flow of $(93)
• 2Q 2021: Cash used for operations of $(167) less capital expenditures of $44 = free cash flow of $(211)
• 1Q 2021: Cash used for operations of $(294) less capital expenditures of $28 = free cash flow of $(322)

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com